PRESS RELEASE
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Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT
GOLDMAN SACHS CONSUMER PRODUCTS SYMPOSIUM

NEW YORK, May 14, 2013 - Philip Morris International Inc.'s (NYSE / Euronext Paris: PM) Chief Financial Officer, Jacek Olczak, will address investors today at the Goldman Sachs Consumer Products Symposium in New York.

The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 9:05 a.m. ET, at www.pmi.com. Highlights of the presentation include a review of business drivers in certain key geographies.

An archived copy of the webcast will be available at www.pmi.com/webcasts until 5:00 p.m. ET on Wednesday, June 12, 2013. Remarks and slides will also be available at www.pmi.com/presentations.

PMI reaffirmed its 2013 full-year reported diluted EPS forecast of April 18, 2013, to be in a range of $5.55 to $5.65, versus $5.17 in 2012. Excluding an unfavorable currency impact, at then prevailing exchange rates, of approximately $0.19 for the full-year 2013, reported diluted earnings per share are projected to increase by approximately 10% to 12% versus adjusted diluted earnings per share of $5.22 in 2012, unchanged from the constant-currency earnings per share forecast disclosed on February 20, 2013. The $0.19 in unfavorable currency for the full-year 2013, based on then prevailing exchange rates, represents an increase of $0.13 compared to the $0.06 of full-year unfavorable currency impact previously disclosed on February 20, 2013. This forecast includes a one-year gross productivity and cost savings target for 2013 of approximately $300 million and a share repurchase target for 2013 of $6.0 billion. The bulk of PMI's earnings per share growth is expected to occur in the latter part of the year, and the company anticipates a particularly strong fourth quarter. 2012 adjusted diluted EPS are calculated as reported diluted EPS of $5.17, plus a $0.02 per share charge related to discrete tax items and a $0.03 per share charge related to asset impairment and exit costs.
This 2013 guidance excludes the impact of potential future acquisitions, unanticipated asset impairment and exit cost charges, changes in currency exchange rates and any unusual events.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2013. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Philip Morris International Inc.
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2012, the company held an estimated 16.3% share of the total international cigarette market outside of the U.S., or 28.8% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.